Exhibit 10.3

MODINE MANUFACTURING COMPANY
PERFORMANCE CONDITIONED RESTRICTED STOCK UNIT AWARD
AWARD AGREEMENT

We are pleased to inform you that you have been granted a Restricted Stock Unit Award subject to the terms and conditions of the Modine Manufacturing Company 2020 Incentive Compensation Plan (the “Plan”) and of this Award Agreement.  Unless otherwise defined herein, all terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Full name of Grantee:

Date of Award:

Total number of Restricted Stock Units (“RSUs”):

1.  Restricted Stock Unit Award.  Pursuant to the Plan, you are hereby granted a Restricted Stock Unit Award (“Award”), subject to the terms and conditions of this Award Agreement and the Plan.  The number of shares of Common Stock to be issued hereunder if the Performance Conditions are achieved is set forth above.

2.  Restricted Period and Performance Conditions.  Upon the expiration of the Restricted Period (as defined below), you shall receive one share of Common Stock for each RSU for which the Restricted Period has expired, if and only if all Performance Conditions (as defined below) have been achieved during such Restricted Period.  Except as otherwise provided in Section 8.02(f) or Section 11.02 of the Plan, in the event of your termination of employment with the Company or a Subsidiary for any reason prior to the expiration of the Restricted Period, you shall forfeit to the Company all RSUs for which the Restricted Period has not expired and the right to receive any Common Stock with respect to such RSUs.

For purposes of this Award Agreement, the “Restricted Period” shall mean the period beginning on May 16, 2024 and ending on May 16, 2027.

For purposes of this Award Agreement, achievement of the “Performance Conditions” shall include the following:

o	Achieve a FY26 company-wide 12-month trailing Gross Margin ≥ 23.55% (175bps improvement over FY24 12-month trailing Gross Margin 21.8%).

For purposes of calculating Gross Margin pursuant to this Award Agreement, the following Permitted Adjustments may added or subtracted from the financial measurements underlying the Company’s GAAP Gross Margin calculation:

•	Restructuring Charges

o	Fees and expenses for restructuring consultants or financial advisors
o	Employee severance, outplacement and related benefits
o	Employee insurance and benefits continuation
o	Contractual salary continuation for terminated employees
o	Equipment transfers and facility preparation
o	Environmental services (e.g., plant clean-up prior to sale)

•	Acquisition and Divestiture Charges

o	Fees and expenses for transaction advisors (i.e., financial advisors, consultants, lawyers and accountants)
o	Integration expenses
o	Other incremental costs and charges that are non-recurring and directly related to the transaction
•	Other

o	Fees and expenses for strategy advisory services associated with a specific transaction or unique project
o	Unusual, non-recurring or extraordinary cash and non-cash charges or income

•	Adoption of New Accounting Standards

o	The impact of the adoption of new U.S. GAAP accounting standards and significant changes in the Company’s accounting methods.

•	Acquisitions & Divestitures

o	The Committee has discretion to take into consideration the impact that a significant acquisition or divestiture may have on these Plan financial measures and apply appropriate treatment.

•
Notwithstanding the foregoing, the Committee may disregard all or part of any Permitted Adjustment as applicable to the Performance Conditions if doing so would decrease the amount payable under this Award.

The determination of whether the Performance Conditions have been achieved during the Restricted Period shall be made in the sole discretion of the Committee, after consultation with the Company’s CEO.

If the Performance Conditions are not achieved during the Restricted Period, all RSUs granted hereunder shall be forfeited to the Company immediately.

3.  Shareholder Status.  You shall not have any voting or other ownership rights in the Company arising from the grant of RSUs under this Agreement, unless and until such RSUs are settled pursuant to Section 4, below.  Further, you shall not be entitled to dividend equivalents during the period you hold RSUs.

4.  Settlement and Delivery.  If the Committee determines the Performance Conditions were achieved during the Restricted Period, the RSUs earned shall be paid in shares of Common Stock delivered to you after the end of the Restricted Period, as soon as administratively practicable or, in the event of vesting covered under Paragraph 9 below, within thirty (30) days of the date of your termination of employment , or in the event of your death or Disability (as defined in Section 5 below),  as set forth in Section 5 below.

5.  Death or Disability.  Notwithstanding anything in this Award Agreement to the contrary, upon your termination of employment due to death or Disability (as defined herein), if the Committee determines the Performance Conditions were achieved during the Restricted Period, the RSUs earned shall be paid in shares of Common Stock delivered to you or your beneficiary after the end of the Restricted Period, as soon as administratively practicable.  For purposes of this Award Agreement, “Disability” shall mean “permanent and total disability” as defined in Section 22 (e)(3) of the Internal Revenue Code.

6.  Transfer.  This Restricted Stock Unit Award shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you other than in the event of your death.  Except for the designation of your beneficiary in the event of your death, the purported assignment, alienation, pledge, attachment, transfer or encumbrance of the Award or this Award Agreement shall be void and unenforceable against the Company.  This provision shall not prevent you from transferring the shares of Common Stock issued hereunder after the expiration of the Restricted Period.

7.  No Obligation of Employment.  This Restricted Stock Unit Award shall not impose any obligation on the Company to continue your employment with the Company or any Subsidiary.

8.  Controlling Provisions; Plan Controls. In the event of a conflict between the terms of this Award Agreement and any employment agreement or change in control agreement between you and the Company, this Award Agreement shall control.   This Award Agreement is qualified in its entirety by reference to the terms and conditions of the Plan under which it is granted, a copy of which you may request from the Company.  The Plan empowers the Committee to make interpretations, rules and regulations thereunder and, in general, provides that the determinations of such Committee with respect to the Plan shall be binding upon you.  The Plan is incorporated herein by reference.

9.  Change in Control.  The vesting of the Award in the event of a Change in Control is governed by Section 11.02 of the Plan.  Involuntary termination of your employment by the Company would be termination of your employment by the Company without Cause or termination by you of your employment for Good Reason within one (1) year following a Change in Control. “Good Reason” means a material diminution in your base salary; material diminution in your annual target bonus opportunity; material diminution in your authority, duties or responsibilities; material diminution in authority, duties or responsibilities of the supervisor to whom you report; material diminution in the budget over which you retain authority; or material change in the geographic location at which you must perform services.

10.  Forfeiture; Forfeiture Under Recoupment Policy.  Other than as described above in Paragraph 9 regarding a Change in Control or Paragraph 5 regarding death or Disability, upon your termination of employment with the Company or a Subsidiary for any reason during the Restricted Period, you will forfeit all RSUs covered by this Agreement.

Additionally, the Company shall have the power and the right to require you to forfeit and return the shares of Common Stock issued as a result of the vesting of any Award or any proceeds therefrom consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

11.  Use of Words.  The use of words of the masculine gender in this Award Agreement is intended to include, wherever appropriate, the feminine or neuter gender and vice versa.

12.  Successors.  This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

13.  Taxes.  The Company may require payment of or withhold any tax which it believes is required as a result of the Award and/or the issuance of Common Stock resulting from the vesting of the RSUs that are the subject of this Award, and the Company may defer making delivery with respect to shares issuable hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations.

14.    No Legal or Tax Advice.  Notwithstanding anything stated in this Award Agreement, the Company is not providing any legal or tax advice related to this Award or any Common Stock that may be obtained upon vesting of this Award. Nothing stated in this Award is intended to cover any legal or tax situation. You are encouraged to consult your own legal and/or tax advisors to address any questions or concerns you may have regarding this Award or any Common Stock that may be obtained upon vesting of this Award.

15.  Personal Information.  Solium Capital LLC and Equiniti Trust Company assist the Company in the operation of the Plan and the administration of the Restricted Stock Unit Award granted pursuant to this Award Agreement.  If you choose to participate in the Plan, you acknowledge and consent to the Company sharing your name, email, and information regarding the grant of the Restricted Stock Unit Award under this Award Agreement with both Solium Capital LLC and Equiniti Trust Company.

16. Committee Discretion.  Notwithstanding anything in this Agreement, the Committee retains the discretion to make negative adjustments to the final determination of the achievement of any Performance Conditions.

17. Controlling Law.  The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to this Agreement.

By your electronic agreement and the signature of the Company’s representative below, you and the Company agree that the Restricted Stock Unit Award awarded to you under this Award Agreement are subject to the terms and conditions of the Plan, a copy of which is available to you upon request.  As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of the Plan and this Award Agreement, or any other matters associated therewith.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed as of __________________, 2024.

MODINE MANUFACTURING COMPANY

By:	/s/Neil D. Brinker
Neil D. Brinker
President and Chief Executive Officer